Exhibit 8.2

Bullivant Houser Bailey PC

1415 L Street, Suite 1000

Sacramento, CA 95814

[BULLIVANT HOUSER BAILEY PC LETTERHEAD]

August 28, 2006

Clarity Visual Systems, Inc.

27350 SW 95th Avenue, Suite 3038

Wilsonville, OR 97070

Ladies and Gentlemen:

We have acted as counsel to Clarity Visual Systems, Inc. (“Clarity”) in connection with the planned merger (the “Merger”) of Clarity with and into Planar Systems, Inc. (“Planar”) pursuant to the Agreement and Plan of Merger and Reorganization dated as of July 18, 2006, by and among Clarity, Planar, Cornell Acquisition Corporation (“MergerSub”), Paul E. Gulick, as Shareholder Representative, and Mellon Investor Services, LLC , as Escrow Agent, and the exhibits thereto (the “Agreement”). The Merger is structured as a statutory merger of Clarity with and into MergerSub in which MergerSub will be the surviving entity, in accordance with the Agreement. We render this opinion to you in connection with the registration of Planar Common Stock to be issued in connection with the Merger. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement and exhibits thereto.

For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that the Merger will be completed in the manner set forth in the Agreement without waiver or modification of any terms or conditions therein, and in the Planar Registration Statement on Form S-4, including the Proxy Statement of Clarity, and the Prospectus of Planar contained therein, filed with the Securities and Exchange Commission, as amended, to which this opinion is appended as an exhibit (the “Registration Statement”).

We have examined and relied upon that Registration Statement and such other documents as we considered relevant for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the accuracy of all documents submitted to us as copies, and the authenticity of the originals of such copies, the genuineness of signatures, and the legal capacity of signatories.

Furthermore, we have assumed that (i) the statements concerning the Merger set forth in the Agreement and the Registration Statement are, and at the Effective Time will be, true and complete in all material respects, (ii) all representations and warranties contained in the Agreement, as well as in representation letters to be provided to us by the parties to the Merger, are, and at the Effective Time will be, true and complete in all material respects, and (iii) that any representations and warranties made in any documents referred to herein “to the best of the knowledge and belief” (or similar qualification) of any person is correct without such qualification.

We have assumed that all parties to the Agreement have complied with and will comply with all requirements under Oregon law applicable to the Merger including, without limitation, Oregon Revised Statutes and all applicable regulations promulgated under such statutes.

On the basis of, and subject to the foregoing, and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that the discussions set forth under the heading “Material Federal Income Tax Consequences” in the Registration Statement, to the extent it reflects statements of law or legal conclusions

August 28, 2006

with respect to the material United States federal income tax consequences of the Merger, is accurate in all material respects.

Our opinion is based on, as of the date hereof, the applicable provisions of the Internal Revenue Code, Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service contained in published revenue rulings, revenue procedures and announcements, pertinent judicial authorities and other applicable authorities. No assurance can be given that future legislative, judicial or administrative changes on either a prospective or retroactive basis will not adversely affect the accuracy of our opinion. Further, our opinion is not binding upon the Internal Revenue Service or any court, and there can be no assurance that the

Internal Revenue Service will not assert a contrary position. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material Federal Income Tax Consequences” in the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is not otherwise to be quoted, in whole or in part, referred to in any other transaction, or filed with any governmental agency or any other person without our prior and express written consent.

No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. No opinion is expressed as to any federal, state or local, foreign or other tax consequences, other than as set forth in the Registration Statement under the heading “Material Federal Income Tax Consequences.”

The opinion expressed herein is as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any developments in the application, operation or interpretation of federal income tax law that may hereafter occur.

Sincerely,

/s/ Bullivant Houser Bailey, PC